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                                                                    Exhibit 10.3

                  RETIREMENT, SEPARATION AND RELEASE AGREEMENT

This Retirement, Separation and Release Agreement (the "Agreement") is entered into by and between MGI PHARMA, INC. (the "Company") and James V. Adam (the "Employee").

     A. The Company and the Employee have agreed that the Employee shall retire, and resign as an officer of the Company and from any other position which he may hold by virtue of or in connection with his employment by the Company.

     B. The purpose of this Retirement, Separation and Release Agreement is to set forth the terms and conditions under which the Company and the Employee will terminate their employment relationship.

Accordingly, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company agree as follows:

     1. Resignation. Employee hereby resigns as an employee and officer of the Company, and from any other position which he may hold by virtue of or in connection with his employment by the Company, effective as of August 31, 1999.

     2. Termination Benefits.

          (a) Subject to the terms and conditions of this Agreement, including the release set forth in Section 9(a) and the noncompete agreement set forth in Section 6, the Company will pay to Employee twenty-four (24) installments at Employee's current semi-monthly rate of base pay ($8,125), with the first such payment being made on the Company's regular payroll on September 15, 1999 and subsequent payments on each such payroll date thereafter. Employee acknowledges that no payments are due under Section 2(a) if Employee rescinds this Agreement as provided in Section 10(b). If Employee dies prior to having received all such payments, any remaining payments will be made to Employee's estate.

          (b) Subject to the terms and conditions of this Agreement, including the releases set forth in Sections 9(a) and (b), and the noncompete agreement set forth in Section 6, the Company will pay to Employee $37,500 on September 30, 1999, and $37,500 on January 31, 2000. Employee acknowledges that no payments are due under Section 2(b) if Employee rescinds this Agreement as provided in Section 10(b) , or rescinds the Release referred to in Section 9(b) as provided in Section 10(c).

          (c) Subject to the terms and conditions of this Agreement, including the release set forth in Section 9(a), the Company will pay outplacement fees and expenses, for a maximum of twelve (12) months following the date of this
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     Agreement, to an outplacement services firm selected by the Company. During the period the Company is making such payments, it will be entitled to receive reports from said firm about Employee's efforts to obtain new employment. If Employee rescinds this Agreement pursuant to Section 10(b), the Company will not be obligated to make any payments specified in this paragraph.

          (d) If Employee timely elects continued coverage under the Company's group medical plan, group dental plan and group life insurance plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, in accordance with ordinary plan practices, Employee may continue his COBRA coverage until his eligibility therefor ends at the full premium cost thereof.

     3. Accrued Vacation. As of the effective date of the resignation provided in Section 1, the Company shall pay Employee for unused vacation accrued prior thereto.

     4. Other Benefits. Employee is a participant in various employee benefit plans sponsored by the Company. Other than as set forth herein, the payment of benefits, including the amounts and the timing thereof, will be governed by the terms of the employee benefit plans, and nothing in this Agreement shall limit any rights Employee may otherwise have as a former employee under the employee benefit plans as provided therein.

     (a) Stock Option and Limited Stock Appreciation Rights Agreements. As a participant in various Company stock option plans, and provided that the Compensation Committee of the Board of Directors approves a recommendation to affirmatively determine that the Employee's termination of employment with the Company constitutes a "retirement" within the meaning of applicable sections of stock option agreements, Employee shall have the right to exercise options according to the rights specified in applicable stock option and limited stock appreciation rights agreements that contain these extended rights to exercise options after "retirement".

     (b) Split Dollar Life Insurance. As a participant in life insurance policies under the Company's Split Dollar Life Insurance programs, Employee will continue to be listed as the owner of applicable policies. The Company will make no further premium payments or contributions to these policies. The Employee agrees to maintain the existing secured interest of the Company in these policies such that the Company will be repaid all premium payments made by the Company at such time that the policies pay out either the cash value or the death benefit.

     5. Return of Information and Assets. Employee will return to the Company all originals and all copies of the Company's records, correspondence and documents, and all other property and assets of the Company, created or obtained by Employee as a result of or in the course of or in connection with his employment with the Company which are in his possession or control, whether confidential or not.

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     6. Competitive Activities. Employee agrees that from the effective date of this Agreement and continuing through the one-year period he is to receive severance payments pursuant to Section 2(a), he will not alone or in any capacity with any firm,

          (a) disrupt, damage, impair or interfere with the business of the Company whether by way of interfering with or disrupting the Company's present or future relationship with any employee, customer or vendor; or

          (b) without the prior written consent of the Company, employ or attempt to employ any of the Company's then employees on behalf of any other entity.

     For purposes of Sections 6(a) through (b), inclusive, the term "Company" shall include the Company, any direct or indirect subsidiary of the Company, and any other affiliated corporation or entity of any of the foregoing.

     In the event of a breach of this Section 6 by Employee, the obligation of the Company to make the payments provided for in Section 2(a) and (b) shall immediately cease and Employee shall forfeit all rights to receive such payments. Before ceasing these payments, the Company shall provide Employee with fifteen (15) days notice of the breach to permit Employee the opportunity to explain his actions and cure any breach.

     The provisions of this Section 6 are for purposes of this Agreement and are not limited by the provisions of the preexisting Termination Agreement Section 4(d).

     7. Confidential Information. Employee shall not directly or indirectly disclose or use at any time before or after the effective date of this Agreement any technology, trade secrets, know-how or other information, knowledge or data owned, possessed or utilized by the Company or to which Employee had access in connection with his employment and which the Company deems confidential or proprietary or which Employee has reason to believe is confidential or proprietary unless Employee shall first have obtained the written consent of the Company. The foregoing obligation of confidentiality shall not apply to any information, knowledge or data the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Employee or a breach of a confidentiality obligation owed to the Company by another.

     8. No Other Benefits. Employee agrees and understands that he is entitled to no other benefits than those enumerated in this Agreement. The Employee also understands that payments made pursuant to this Agreement may be subject to withholding of applicable income and other employment-related taxes and consents to the Company's right to withhold from such payments.

     9. Settlement and Release.

          (a) Employee hereby fully and completely releases and waives and forever discharges the Company from any and all claims, complaints, causes of action or

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     demands of whatever kind, known or unknown, suspected or unsuspected, which exist or may exist as of the effective date of this Agreement arising out of any actions, conduct, decisions, behavior, or events occurring prior to the execution of this Agreement, including without limitation any and all claims, complaints, causes of action or demands relating in any way to the terms, conditions and circumstances of Employee's employment, the resignation by Employee as an officer of the Company and other capacities in which he served at the request of the Company, or Employee's ownership of shares of common stock of the Company or options or other rights to purchase shares of such common stock, whether based on state or federal statutory or common law claims for employment discrimination (including age, sex and disability discrimination), wrongful discharge, breach of contract, negligence or other breach of duty, fraud, negligent or intentional misrepresentation, negligent or intentional infliction of emotional distress, defamation, promissory estoppel, breach of express or implied promise, breach of public policy, failure to pay wages or other benefits, or any other theory, whether legal or equitable. Employee makes this release on behalf of himself, his estate and his heirs, personal representatives, administrators, executors, successors and assigns, and his release of the Company extends to its successors, subsidiaries, assigns, insurers and affiliates and all past and present directors, officers, employees and agents of such persons and companies.

          (b) Employee hereby agrees to sign and deliver to Company at the end of the work day on the effective date of resignation specified in Section 1 a Release in the same language as that used in Section 9 (a) above. The "effective date" of this Agreement shall be the first working day following the expiration of the twenty-one (21) day rescission period associated with the first release set forth in Section 9(a), provided Employee does not exercise his right of rescission.

     10. Miscellaneous.

          (a) Employee hereby acknowledges having the opportunity to take twenty-one (21) days to consider the terms of this Agreement before signing, that he fully understands and accepts the terms of this Agreement, that his signature is freely, voluntarily and knowingly given, and that he has been provided a full opportunity to review and reflect on the terms of the Agreement and to obtain the advice of legal counsel of choice, which advice the Company has encouraged him to obtain.

          (b) After executing this Agreement, Employee understands that he may rescind this Agreement by delivering written notice of such rescission within twenty-one (21) days of the date appearing next to his signature. To be effective, such rescission notice must be delivered to the Company, Suite 300E, Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343-9667, Attention: Vice President, Human Resources. Employee understands that this Agreement will not become effective until the end of such twenty-one (21)-day period and

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     only if Employee does not rescind this Agreement.

          (c) After executing the Release set pursuant to Section 9 (b), Employee understands that he may rescind this Release by delivering written notice of such rescission within fifteen (15) days of the date appearing next to his signature. To be effective, such rescission notice must be delivered to the Company, Suite 300E, Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343-9667, Attention: Vice President, Human Resources. Employee understands that this Release will not become effective until the end of such fifteen (15)-day period and only if Employee does not rescind this Agreement.

          (d) This Agreement is confidential. Neither the Company nor Employee will reveal the terms of the Agreement except as may be necessary to effect its terms or as required by law, court order or valid legal proceedings. Employee may also disclose the terms to his immediate family, legal counsel, investment advisor or banks, and accountant or tax advisor. The Company may also disclose the terms to its officers and directors, outside auditors, tax advisors and legal counsel. Both parties shall also be permitted to disclose the non-competition provisions of this Agreement.

          (e) This Agreement constitutes the entire agreement between the parties; provided, it does not disturb the Termination Agreement regarding a "Change of Control". No modification, amendment or change of any kind to this Agreement shall be effective unless it is in writing and signed by both parties.

          (f) The laws of the State of Minnesota will govern the validity, construction and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both parties hereby consent to the exclusive jurisdiction of that court for this purpose.

          (g) Whenever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement will also continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

          (h) Nothing in this Agreement is intended to be, and nothing will be deemed to be, an admission of liability by the Company or Employee that either of them has violated any state or federal statute, local ordinance or principle of common law, or that either party has engaged in any wrongdoing.

          (i) The parties hereto agree that the rights granted by this Agreement are both unique and special and the parties contemplate that enforcement of this

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     Agreement may be had by recourse to the equitable remedies available in courts of appropriate jurisdiction in addition to any other remedies which may be or become available at law.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below to be effective as of the date set forth in the first paragraph on the first page of this Agreement.

Dated: June 23, 1999                  MGI PHARMA, INC.


                                      By:  /s/ Charles Blitzer
                                           -------------------------------------
                                      Its: President and Chief Executive Officer


Dated: June 23, 1999                  /s/ James V. Adam
                                      ------------------------------------------
                                      James V. Adam

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